EXHIBIT 99.1

Purchase, New York Telephone: 914-253-2000 www.pepsico.com
PEPSICO ANNOUNCES ELECTION OF ALBERTO WEISSER
TO ITS BOARD OF DIRECTORS
PURCHASE, N.Y., July 20, 2011 — PepsiCo (NYSE: PEP) today announced the election of Alberto Weisser to its Board of Directors, following a board meeting. Mr. Weisser will join the Board effective September 14, 2011.
Mr. Weisser, 56, is Chairman and Chief Executive Officer of Bunge Limited, a global food, commodity and agribusiness company, a position he has held since 1999. Mr. Weisser served as Bunge’s chief financial officer from 1993 to 1999. Mr. Weisser is a member of the Board of Directors of International Paper Company, the Council of the Americas and Rabobank’s North American Agribusiness Advisory Board. He also is a member of The Council on Foreign Relations.
“Alberto brings to the PepsiCo Board a deep understanding of the opportunities and issues inherent in the global food business,” said PepsiCo Chairman and CEO Indra K. Nooyi. “Under his leadership, Bunge has delivered strong business results, expanded in key emerging markets and maximized operating efficiencies throughout its global organization. Alberto understands commodity markets extremely well; which is a key skill in helping us continue to achieve sustained growth.”
Prior to joining Bunge, Mr. Weisser worked for the BASF Group for 15 years in Brazil, Germany, the United States and Mexico.
Mr. Weisser received his bachelor’s degree in Business Administration from the University of Sao Paulo, Brazil, and attended INSEAD’s Management Development Program.
The election of Mr. Weisser to PepsiCo’s Board will bring the total number of directors to 13, and the total number of independent outside directors to 12. In addition, PepsiCo’s Board includes one inside director, Ms. Nooyi.
About PepsiCo
PepsiCo offers the world’s largest portfolio of billion-dollar food and beverage brands, including 19 different product lines that generate more than $1 billion in annual retail sales each. Our main businesses — Quaker, Tropicana, Gatorade, Frito-Lay, and Pepsi Cola — also make hundreds of other enjoyable foods and beverages that are respected household names throughout the world. With net revenues of approximately $60 billion, PepsiCo’s people are united by our unique commitment to sustainable growth by investing in a healthier future for people and our planet, which we believe also means a more successful future for PepsiCo. We call this commitment Performance with Purpose:

PepsiCo’s promise to provide a wide range of foods and beverages for local tastes; to find innovative ways to minimize our impact on the environment, including by conserving energy and water usage, and reducing packaging volume; to provide a great workplace for our associates; and to respect, support, and invest in the local communities where we operate. For more information, please visit www.pepsico.com.
# # #